Exhibit 99.1
                        Earnings Release

L3Harris Technologies Reports Robust Second Quarter 2026 Results

MELBOURNE, Fla., July 29, 2026 — L3Harris Technologies (NYSE: LHX) reports second quarter 2026 results.

Highlights
•Orders of $7.3 billion; book-to-bill of 1.2x increases backlog to record $42 billion
•Revenue of $5.9 billion, up 8%
•Operating margin of 11.1%, up 60 bps; Segment operating margin of 16.0%
•Diluted EPS of $3.13, up 28%
•Operating cash flow of $879 million; Free cash flow of $771 million, both up 37%
•Increased 2026 guidance for consolidated revenue and EPS

“Our Trusted Disruptor culture, underpinned by early and strategic investments and leveraging our commercial business model, continues to deliver results. We deploy capabilities to support the warfighter's need to sense, connect and respond, addressing today’s complex threat environment quickly and at scale,” said Christopher Kubasik, Chairman and CEO.

Kubasik added, “Our purpose-built portfolio and focus on execution drove outstanding second quarter results. Strong orders, record backlog and double-digit first half growth reinforce our multi-year track record of delivering on our financial commitments.”

SUMMARY FINANCIAL RESULTS

	Second Quarter		Year to Date		2026 Guidance
($ millions, except per share data)	2026	2025	2026	2025

Revenue
Space & Mission Systems	$2,966	$2,770	$5,956	$5,181
Communications & Spectrum Dominance	1,943	1,861	3,798	3,670
Missile Solutions	1,054	925	2,044	1,765
Intersegment	(82)	(130)	(173)	(204)
Segment revenue[1]	5,881	5,426	11,625	10,412
Other[2]	—	—	—	146
Revenue	$5,881	$5,426	$11,625	$10,558	$23.2B - $23.7B (Prior: $23B - $23.5B)

Operating income
Space & Mission Systems	$290	$289	$603	$527
Communications & Spectrum Dominance	522	458	987	901
Missile Solutions	130	116	254	212
Segment operating income[1]	942	863	1,844	1,640
Unallocated corporate items and other, net[2] (see Table 4)	(288)	(292)	(538)	(544)
Operating income	$654	$571	$1,306	$1,096
Operating margin	11.1%	10.5%	11.2%	10.4%
Segment operating margin[1]	16.0%	15.9%	15.9%	15.8%	low 16%

Tax rate
Effective tax rate	15.5%	12.6%	14.4%	14.1%

GAAP EPS
Diluted EPS	$3.13	$2.44	$5.85	$4.48	$11.80 - $12.00 (Prior: $11.40 - $11.60)
Diluted weighted-average common shares outstanding	187.3	187.8	187.7	188.5

Cash flow
Cash from operations	$879	$640	$784	$598	$3.6B
Free cash flow[3]	$771	$561	$584	$460	$3.0B
Repurchases of common stock	$229	$253	$525	$822
Dividends paid	$232	$225	$470	$453

1 Segment revenue, operating income, and margin are non-GAAP Financial Measures as defined by Regulation G and reconciled to GAAP in Table 5. A reconciliation of segment operating margin on a forward-looking basis to GAAP is not available without unreasonable effort due to the unavailability of items for exclusion from the GAAP measure. We are unable to address the probable significance of this information, the variability of which may have a significant impact on future GAAP results.
2 Includes other non-reportable businesses, which is the divested Commercial Aviation Solutions business ("CAS disposal group").
3Free cash flow is a non-GAAP Financial Measure defined and reconciled to GAAP in Table 6. Net cash provided by operating activities is anticipated to be approximately $3.6 billion and capital expenditures are anticipated to be approximately $600 million.

Revenue: Second quarter revenue increased $455 million, up 8%, driven by growth across all segments resulting from new program starts and strong execution against our record backlog.
Operating Income: Second quarter operating income increased $83 million, up 15%. Operating margin was 11.1%, up 60 bps. The improvement in operating income was driven by an increase in segment operating income primarily at Communications & Spectrum Dominance and lower corporate and other expense.
Segment Operating Income: Second quarter segment operating income increased $79 million, up 9%. Segment operating margin was 16.0%, up 10 bps. Segment operating income grew across all segments due to increased volume and improved program performance, partially offset by the absence of $92 million in gains recognized in connection with the sale of assets in second quarter 2025 as well as increased research and development costs.
GAAP EPS: Second quarter GAAP EPS increased 28% to $3.13 driven by higher volume, improved program performance, lower corporate and other expense, including the non-cash preferred stock deemed dividend, partially offset by lower net asset and investment gains.
Cash Flow: Cash from operations was $879 million, driven by higher net income and working capital timing. Capital expenditures were $108 million, contributing to free cash flow of $771 million, up 37%.

SEGMENT RESULTS
Space & Mission Systems

	Second Quarter			Year to Date			2026 Guidance
($ millions)	2026	2025	Change	2026	2025	Change

Revenue	$2,966	$2,770	7%	$5,956	$5,181	15%	~$11,700 (Prior: ~$11,500)
Operating margin	9.8%	10.4%	(60) bps	10.1%	10.2%	(10) bps	mid 10%

Revenue: Second quarter revenue increased 7%, primarily due to higher revenues of $81 million in ISR from higher volumes on missionized aircraft programs, $76 million in Space Systems from higher volumes on classified space programs, $40 million in Mission Networks from higher FAA volume and $34 million in Airborne Solutions from higher F-35 volumes, partially offset by lower revenue in Intel and Cyber from lower classified program volume.
Operating Margin: Second quarter operating margin decreased 60 bps to 9.8% driven by the absence of a $75 million gain recognized in connection with the sale of assets from a product line in second quarter 2025, partially offset by improved program performance and a $23 million net gain in segment investment income.
Communications & Spectrum Dominance

	Second Quarter			Year to Date			2026 Guidance
($ millions)	2026	2025	Change	2026	2025	Change

Revenue	$1,943	$1,861	4%	$3,798	$3,670	3%	~$8,000
Operating margin	26.9%	24.6%	230 bps	26.0%	24.6%	140 bps	mid 25% (Prior: ~25%)

Revenue: Second quarter revenue increased 4%, primarily driven by higher revenue of $70 million in Mission Critical Communications associated with increased international deliveries for our software-defined resilient communications equipment and higher revenue in Spectrum Superiority from program ramps, partially offset by lower volume in Targeting and Sensor Systems.
Operating Margin: Second quarter operating margin increased 230 bps to 26.9% primarily driven by higher international volume and a $16 million net gain in segment investment income, partially offset by increased investments in research and development as well as higher selling and marketing expenses and the absence of a $17 million gain recognized in connection with the sale of assets from a product line in second quarter 2025.
Missile Solutions

	Second Quarter			Year to Date			2026 Guidance
($ millions)	2026	2025	Change	2026	2025	Change

Revenue	$1,054	$925	14%	$2,044	$1,765	16%	~$4,100
Operating margin	12.3%	12.5%	(20) bps	12.4%	12.0%	40 bps	low 12%

Revenue: Second quarter revenue increased 14%, primarily driven by higher revenue of $85 million in Propulsion Systems as growth from increased production and development volumes on key missile and munitions programs was partially offset by lower growth in our space propulsion business. Revenue also increased by $44 million in Advanced Effects from higher volumes and program ramps.
Operating Margin: Second quarter operating margin decreased 20 bps to 12.3%, driven by the absence of a favorable contract resolution during second quarter 2025.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of federal securities laws made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples include, but are not limited to: planned investments and capacity expansion; our pipeline and backlog expansion; 2026 guidance; the impact of recent and expected contract awards; the 2028 financial framework; divestiture and subsidiary offering timing; the impact of the global security environment; projections of other financial items; and assumptions underlying any of the foregoing. Investors should not place undue reliance on forward-looking statements, which reflect management’s current expectations, estimates, projections, assumptions and information currently available to management, and are not guarantees of future performance or actual results. Important risks that could cause our results to differ materially from those expressed in or implied by these forward-looking statements or from our historical results include, but are not limited to, risks arising from: competitive markets; U.S. Government spending priorities; changes in contract mix; unilateral contract action by the U.S. Government or unexpected issues related to the DoW's investment in our subsidiary; uncertain economic conditions; future geo-political events; supply chain disruptions; indebtedness; interest rates and other market factors; and changes in effective tax rate or additional tax exposures. These and other important risks that could impact forward-looking statements are described more fully in the "Risk Factors" in our Form 10-K for fiscal 2025. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section, and we have no duty to and disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Investor Relations Contact: Tony Calderon, 321-727-4450 investorrelations@l3harris.com	Media Relations Contact: Sara Banda, 321-306-8927 media@l3harris.com

Table 1 - Condensed Consolidated Statement of Operations (Unaudited)

	Second Quarter		Year to Date
($ millions, except per share amounts)	2026	2025	2026	2025

Revenue	$5,881	$5,426	$11,625	$10,558
Cost of revenue	(4,379)	(4,091)	(8,721)	(7,873)
General and administrative expenses	(848)	(764)	(1,598)	(1,589)
Operating income	654	571	1,306	1,096
Non-service FAS pension income and other, net[1]	185	105	258	189
Interest expense, net	(129)	(152)	(265)	(302)
Income before income taxes	710	524	1,299	983
Income tax expense	(110)	(66)	(187)	(139)
Net income	$600	$458	$1,112	$844
Subsidiary preferred stock deemed dividend	(14)	—	(14)	—
Net income available to common shareholders	$586	$458	$1,098	$844

Earnings per share available to common shareholders
Basic	$3.15	$2.45	$5.89	$4.50
Diluted	$3.13	$2.44	$5.85	$4.48

Weighted-average common shares outstanding
Basic	186.2	187.0	186.5	187.7
Diluted	187.3	187.8	187.7	188.5

1“FAS” is defined as Financial Accounting Standards.

Table 2 - Condensed Consolidated Balance Sheet (Unaudited)

($ millions)	July 3, 2026	January 2, 2026

Assets
Current assets
Cash and cash equivalents	$1,521	$1,069
Receivables, net	1,950	1,371
Contract assets	3,674	3,566
Inventories, net	1,272	1,219
Other current assets	656	484
Assets of business held for sale	1,010	884
Total current assets	10,083	8,593
Non-current assets
Property, plant and equipment, net	2,686	2,665
Goodwill	19,996	20,010
Intangible assets, net	6,540	6,509
Deferred income taxes	65	76
Other non-current assets	3,568	3,342
Total assets	$42,938	$41,195

Liabilities, mezzanine equity, and equity
Current liabilities
Current portion of long-term debt	$1,815	$673
Accounts payable	2,085	2,461
Contract liabilities	2,936	2,262
Compensation and benefits	376	482
Other current liabilities	1,192	1,235
Liabilities of business held for sale	113	113
Total current liabilities	8,517	7,226
Non-current liabilities
Long-term debt, net	9,184	10,443
Deferred income taxes	1,369	1,114
Subsidiary Series A preferred stock conversion feature	130	—
Subsidiary warrants	186	—
Other non-current liabilities	2,702	2,777
Total liabilities	22,088	21,560
Mezzanine equity
Redeemable subsidiary Series A convertible preferred stock	968	—
Total equity	19,882	19,635
Total liabilities, mezzanine equity, and equity	$42,938	$41,195

Table 3 - Condensed Consolidated Statement of Cash Flows (Unaudited)

	Second Quarter		Year to Date
($ millions)	2026	2025	2026	2025

Operating Activities
Net income	$600	$458	$1,112	$844
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	288	303	570	604
Share-based compensation	28	29	49	48
Net periodic benefit income	(69)	(66)	(139)	(150)
Share-based matching contributions under defined contribution plans	45	68	107	136
Net investment gains	(73)	(6)	(77)	(4)
Deferred income taxes	63	(5)	182	(94)
(Increase) decrease in:
Receivables, net	(52)	64	(675)	(383)
Contract assets	(210)	(214)	(138)	(634)
Inventories, net	(38)	(6)	(55)	86
Other current assets	39	(3)	(179)	(22)
Increase (decrease) in:
Accounts payable	158	(14)	(369)	38
Contract liabilities	195	193	656	177
Compensation and benefits	(18)	130	(105)	25
Other current liabilities	(73)	(279)	(88)	(268)
Income taxes	2	48	(5)	321
Other operating activities	(6)	(60)	(62)	(126)
Net cash provided by operating activities	879	640	784	598
Investing Activities
Capital expenditures	(108)	(88)	(207)	(147)
Proceeds from disposal of property, plant and equipment, net	—	9	7	9
Proceeds from sales of businesses, net of cash divested	—	—	—	831
Other investing activities	(6)	1	(11)	(27)
Net cash (used in) provided by investing activities	(114)	(78)	(211)	666
Financing Activities
Proceeds from issuance of subsidiary Series A preferred stock, net	973	—	973	—
Proceeds from issuances of long-term debt, net	—	—	—	—
Repayments of long-term debt	(6)	(606)	(112)	(611)
Change in commercial paper, net	(350)	450	—	470
Repurchases of common stock	(229)	(253)	(525)	(822)
Dividends paid	(232)	(225)	(470)	(453)
Other financing activities	11	24	17	1
Net cash provided by (used in) financing activities	167	(610)	(117)	(1,415)
Effect of exchange rate changes on cash and cash equivalents	(1)	13	(4)	18
Net increase (decrease) in cash and cash equivalents	931	(35)	452	(133)
Cash and cash equivalents, beginning of period	590	517	1,069	615
Cash and cash equivalents, end of period	$1,521	$482	$1,521	$482

Table 4 - Unallocated Corporate Items and Other, Net (Unaudited)

	Second Quarter		Year to Date
($ millions)	2026	2025	2026	2025

Amortization of acquisition-related intangibles	$177	$193	$350	$387
LHX NeXt implementation costs[1]	—	39	—	74
Business divestiture-related losses[1]	—	—	10	17
Acquisition, divestiture and transaction-related expenses[1]	10	13	40	30
Segment investment income[1]	39	—	39	—
Change in fair value of deferred compensation plan liabilities	43	29	38	23
Other items[2]	19	18	61	13
Unallocated corporate items and other, net	$288	$292	$538	$544

1 Refer to Key Terms on page 11.
2 Includes a portion of management and administration, legal, environmental, compensation, retiree benefits, corporate eliminations and other. Year to date 2025 also includes the divested CAS disposal group.

Table 5 - Reconciliation of Revenue, Operating Income and Margin to Segment Revenue, Operating Income and Margin - Non-GAAP Financial Measures Reconciliation (Unaudited)

	Second Quarter		Year to Date
($ millions)	2026	2025	2026	2025

Revenue (B)	$5,881	$5,426	$11,625	$10,558
Revenue attributable to our divested CAS disposal group	—	—	—	(146)
Segment revenue[1] (D)	$5,881	$5,426	$11,625	$10,412

Operating income (A)	$654	$571	$1,306	$1,096
Unallocated corporate items and other, net	288	292	538	544
Segment operating income[1] (C)	$942	$863	$1,844	$1,640

Operating margin (A) / (B)	11.1%	10.5%	11.2%	10.4%
Segment operating margin[1] (C) / (D)	16.0%	15.9%	15.9%	15.8%

1 Segment revenue, operating income, and margin are non-GAAP Financial Measures as defined by Regulation G. We use segment revenue, operating income, and margin to evaluate our core operating performance because it reflects the aggregate performance results of our segments without the impact of divestitures and unallocated corporate items, as reconciled in Table 4, and it includes income from investments that are operationally aligned with our business segments. We believe these metrics provide investors a more complete understanding of factors and trends affecting our business.

Table 6 - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow - Non-GAAP Financial Measures Reconciliation (Unaudited)

	Second Quarter		Year to Date
($ millions)	2026	2025	2026	2025

Net cash provided by operating activities	$879	$640	$784	$598
Capital expenditures	(108)	(88)	(207)	(147)
Proceeds from disposal of property, plant and equipment, net	—	9	7	9
Free cash flow[1]	$771	$561	$584	$460

1 Free cash flow is a non-GAAP Financial Measure as defined by Regulation G. We use free cash flow to evaluate business performance and overall liquidity, and it is a performance metric in our annual incentive plan. We believe free cash flow is useful because it represents the cash generated from operations after reinvesting in our business that may be available to return to stockholders and creditors through dividends, share repurchases, and debt repayments, or to fund acquisitions or other investments. However, the entire amount of the free cash flow is not available for discretionary expenditures because of certain mandatory expenditures, such as debt repayments.

Key Terms

Description	Definition
Acquisition, divestiture and transaction-related expenses	Transaction and integration expenses associated with the Aerojet Rocketdyne acquisition in 2025; external costs related to pursuing acquisition and divestiture portfolio optimization; non-transaction costs related to divestitures; costs related to the carve-out and planned MSL public offering; salaries of employees in roles dedicated to planned strategic transaction activity; and resolution of a procurement contract matter.
Business divestiture-related losses
In 2026, includes a loss recognized in connection with the Space Technology disposal group, which consists of certain product lines of our Space Propulsion and Power Systems business and the space portion of our Space & Sensors division reported in our Mission Solutions segment. In 2025, includes a loss recognized in connection with the CAS disposal group divestiture.

LHX NeXt implementation costs
Includes costs related to workforce optimization costs, incremental IT expenses for implementation of new systems, third-party consulting expenses and other related costs, including costs related to personnel dedicated to this project. The implementation phase of LHX NeXt was completed in fiscal 2025.

Orders	Total value of funded and unfunded contract awards received from the U.S. Government and other customers, including incremental funding and adjustments to previous awards, excluding unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (IDIQ) contracts.
Segment investment income	In 2026, includes a net gain on investment income associated with companies developing dual-use technologies that accelerate our capabilities, improve go-to-market efforts and are operationally aligned with our business segments.